Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2026 THIRD QUARTER RESULTS

TULSA, OK – May 6, 2026 – Matrix Service Company (Nasdaq: MTRX), a leading provider of engineering and construction services to the energy and industrial markets, today announced financial results for the third quarter of fiscal 2026 ended March 31, 2026.

THIRD QUARTER FISCAL 2026 HIGHLIGHTS

•Revenue of $206.7 million
•Net income of $0.8 million, or $0.03 per diluted share
•Adjusted net income(1) of $3.8 million, or $0.13 per diluted share
•Adjusted EBITDA(1) of $4.9 million
•Liquidity at March 31, 2026 of $297.2 million with no outstanding debt
•Total backlog of $1.0 billion, with awards of $108.3 million
•Updates fiscal 2026 revenue guidance in a range of between $870 million and $890 million
(1) Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures which exclude restructuring expense, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, restructuring expense, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net income and net income per share.

MANAGEMENT COMMENTARY

"During the fiscal third quarter, our team demonstrated strong project execution and operational focus, culminating in a return to profitability," said John Hewitt, President and Chief Executive Officer.

“Although our third quarter revenue was affected by client-related engineering and permitting delays, as well as severe weather, our strong project execution and improved cost structure enabled us to achieve adjusted diluted earnings per share of $0.13.

“While the pace of new awards was subdued during the third quarter, among the awards are an increasing number that are related to high-demand verticals including more than $30 million in increased electrical infrastructure and grid-related investments being driven in part by data center demand. Subsequent to the close of the quarter, we also received a limited notice to proceed for a major mining project on the west coast, which will begin in Q4 of this fiscal year and support revenue throughout fiscal 2027.

“Overall bidding activity remained steady, and our project opportunity pipeline remains healthy at more than $6.9 billion, reflecting multi-year opportunities across our core LNG markets, mining and minerals, power generation, and data center–related infrastructure.

“Due to the combined impact of client and weather-related delays on booked work in the third quarter, we have elected to lower our full-year fiscal 2026 revenue guidance. These project activities will move into later periods. Our return to profitability marks an important inflection point as we remain focused on continuous improvement.

"Under the leadership and organizational vision of incoming President and CEO Shawn Payne, the business is undertaking further streamlining to assure it is well positioned to build on its strong legacy and deliver sustainable profitable growth and long-term value creation.”

FISCAL 2026 THIRD QUARTER CONSOLIDATED RESULTS

Fiscal 2026 third quarter revenue was $206.7 million, compared to $200.2 million in the third quarter of fiscal 2025. The increase in revenue for the quarter was attributable to higher revenue in the Storage and Terminal Solutions segment, partially offset by lower revenue in the Processing and Industrial Facilities segment and the impact of client-related delays and severe weather events in the quarter.

Gross profit was $17.2 million, or 8.3% of revenue, in the third quarter of fiscal 2026 compared to $12.9 million, or 6.4% of revenue, for the third quarter of fiscal 2025. The increase in gross margin was due to higher gross margins in the Storage and Terminal Solutions and Utility and Power Infrastructure segments, partially offset by lower gross margins in the Process and Industrial Facility segment.

SG&A expenses were $15.2 million in the third quarter of fiscal 2026, compared to $17.7 million for the third quarter of fiscal 2025. The decrease in SG&A expenses primarily reflects the reduction of costs associated with the Company's organizational realignment initiatives over the last 12 months. Additionally, stock compensation expense decreased by $1.0 million primarily as a result of executive separations during the period.

During the quarter, the Company incurred $3.0 million of restructuring costs and other expenses associated with the previously announced CEO leadership transition and a lease impairment.

For the third quarter of fiscal 2026, the Company had net income of $0.8 million, or $0.03 per share, compared to a net loss of $3.4 million, or $(0.12) per share, in the third quarter of fiscal 2025. Adjusted net income for the third quarter of fiscal 2026 was $3.8 million, or $0.13 per share, compared to adjusted net loss of $3.3 million, or $(0.12) per share in the third quarter of fiscal 2025. Adjusted EBITDA for the third quarter of fiscal 2026 was $4.9 million compared to $0.01 million for the third quarter of fiscal 2025.

FISCAL 2026 THIRD QUARTER SEGMENT RESULTS

Storage and Terminal Solutions segment revenue increased 16% to $111.6 million in the third quarter of fiscal 2026 compared to $96.1 million in the third quarter of fiscal 2025, due to higher LNG project activity. Gross margin was 7.0% in the third quarter of fiscal 2026, compared to 3.9% in the third quarter of fiscal 2025. Segment gross margin was driven by increased project activity, as well as improved project execution and fixed cost absorption.

Utility and Power Infrastructure segment revenue increased 2% to $60.0 million in the third quarter of fiscal 2026 compared to $58.7 million in the third quarter of fiscal 2025. Gross margin was 13.6% in the third quarter of fiscal 2026, compared to 9.4% for the third quarter of fiscal 2025, an increase of 4.2% due to improved project execution throughout the segment.

Process and Industrial Facilities segment revenue decreased to $35.1 million in the third quarter of fiscal 2026 compared to $45.4 million in the third quarter of fiscal 2025, primarily due to lower revenue volumes for thermal vacuum chambers, refinery work, and industrial facilities. Gross margin was 2.5% in the third quarter of fiscal 2026, compared to 8.3% for the third quarter of fiscal 2025, a decrease of 5.8%, primarily due to a mix of work and the settlement of a legacy legal matter.

BACKLOG

The Company’s backlog was $1.0 billion as of March 31, 2026. Project awards totaled $108.3 million in the third quarter of fiscal 2026, resulting in a book-to-bill ratio of 0.5x for the quarter. Project awards during the third quarter for fiscal 2026 were driven primarily by activity in the Utility and Power Infrastructure segment, which produced a book-to-bill ratio of 0.8x.

The table below summarizes our awards, book-to-bill ratios and backlog by segment for our third quarter ended March 31, 2026 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Backlog as of
	March 31, 2026
Segment:	Awards	Book-to-Bill(1)	March 31, 2026
Storage and Terminal Solutions	$37,535	0.3x	$747,322
Utility and Power Infrastructure	46,633	0.8x	189,447
Process and Industrial Facilities	24,135	0.7x	91,898
Total	$108,303	0.5x	$1,028,667

(1)Calculated by dividing project awards by revenue recognized during the period.

BALANCE SHEET & LIQUIDITY

As of March 31, 2026, Matrix had total liquidity of $297.2 million. Liquidity is comprised of $233.0 million of unrestricted cash and cash equivalents and $64.2 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the credit facility. As of March 31, 2026, the Company had no outstanding debt.

FISCAL YEAR 2026 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 6, 2026. Various factors outside of the Company's control may impact the Company's revenue and business. These include the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, permitting, and federal trade and environmental policy uncertainty. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

Today, Matrix provided an update to its fiscal year 2026 revenue guidance, representing a 2% decrease at the mid-point:

	Fiscal Year 2025	Fiscal Year 2026	Fiscal Year 2026
	Actual	Previous Guidance	Current Guidance	% Increase
Revenue	$769.3 million	$875 - $925 million	$870 - $890 million	13% - 16%

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, Shawn P. Payne, COO and incoming President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 7, 2026.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/ik8noh3t, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BIeb6cbc1edb2f434bb9be4da0d1fb5935 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading specialty engineering and construction company whose commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

To learn more about Matrix Service Company, visit matrixservicecompany.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance, financial guidance, sustained profitable growth and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

Investors should note that the Company announces material financial information in SEC filings, press releases, presentations and public conference calls. Based on guidance from the SEC, the Company may use the Investors section of its website (www.matrixservicecompany.com) to communicate with investors, and the Company intends to post presentations there, among other things. It is possible that the financial and other information posted there could be deemed to be material information. The information on the Company’s website is not part of, and is not incorporated into, this release.

INVESTOR RELATIONS CONTACT
Patrick Roberts
Director, Corporate Development and Investor Relations
T: 918-359-8249
Email: ir@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Revenue	$206,709	$200,161	$629,101	$552,909
Cost of revenue	189,556	187,311	584,631	521,354
Gross profit	17,153	12,850	44,470	31,555
Selling, general and administrative expenses	15,215	17,726	46,661	53,592
Restructuring costs and other	2,986	124	6,536	124
Operating loss	(1,048)	(5,000)	(8,727)	(22,161)
Other income (expense):
Interest expense	(85)	(134)	(330)	(368)
Interest income	2,190	1,518	5,535	4,668
Other	(187)	182	67	(313)
Income (loss) before income tax expense	870	(3,434)	(3,455)	(18,174)
Provision for federal, state and foreign income taxes	35	—	267	16
Net income (loss)	$835	$(3,434)	$(3,722)	$(18,190)
Basic income (loss) per common share	$0.03	$(0.12)	$(0.13)	$(0.66)
Diluted income (loss) per common share	$0.03	$(0.12)	$(0.13)	$(0.66)
Weighted average common shares outstanding:
Basic	28,380	27,836	28,262	27,731
Diluted	28,533	27,836	28,262	27,731

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	March 31, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$233,021	$224,641
Accounts receivable, net of allowance for credit losses	139,042	154,994
Costs and estimated earnings in excess of billings on uncompleted contracts	24,917	29,764
Inventories	6,009	5,917
Income taxes receivable	—	110
Prepaid expenses and other current assets	7,917	4,347
Assets held for sale	1,128	—
Total current assets	412,034	419,773
Restricted cash	25,000	25,000
Property, plant and equipment, net	37,255	42,097
Operating lease right-of-use assets	14,030	17,827
Goodwill	28,932	29,047
Other intangible assets, net of accumulated amortization	12	555
Other assets, non-current	99,287	65,957
Total assets	$616,550	$600,256

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	March 31, 2026	June 30, 2025
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$90,140	$80,453
Billings on uncompleted contracts in excess of costs and estimated earnings	340,704	323,593
Accrued wages and benefits	16,266	18,961
Accrued insurance	4,378	5,310
Operating lease liabilities	4,584	4,441
Other accrued expenses	4,125	3,617
Total current liabilities	460,197	436,375
Deferred income taxes	150	25
Operating lease liabilities	14,110	16,986
Other liabilities, non-current	2,673	4,154
Total liabilities	477,130	457,540
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 28,128,405 shares issued and outstanding at March 31, 2026; 27,888,217 shares issued and 27,610,486 shares outstanding as of June 30, 2025, respectively;	281	279
Additional paid-in capital	148,756	149,969
Retained earnings	757	4,479
Accumulated other comprehensive loss	(10,374)	(9,403)
Treasury stock, at cost — 0 shares as of March 31, 2026 and 277,731 shares as of June 30, 2025;	—	(2,608)
Total stockholders' equity	139,420	142,716
Total liabilities and stockholders’ equity	$616,550	$600,256

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025

Operating activities:
Net income (loss)	$835	$(3,434)	$(3,722)	$(18,190)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	2,011	2,513	6,704	7,538
Stock-based compensation expense	1,413	2,186	5,476	6,754
Operating lease impairment due to restructuring	886	—	2,415	—
Gain on disposal of property, plant and equipment	(130)	(58)	(457)	(122)
Other	(103)	127	236	108
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	60,918	(69,872)	(16,042)	(88,802)
Costs and estimated earnings in excess of billings on uncompleted contracts	366	(3,856)	4,847	(4,674)
Inventories	853	768	(92)	2,450
Other assets and liabilities	2,575	1,843	(5,311)	(5,120)
Accounts payable	1,510	(1,519)	9,152	12,955
Billings on uncompleted contracts in excess of costs and estimated earnings	(42,193)	95,120	17,111	161,349
Accrued expenses	5,221	7,429	(4,600)	2,517
Net cash provided by operating activities	34,162	31,247	15,717	76,763
Investing activities:
Capital expenditures	(917)	(2,566)	(4,104)	(5,425)
Proceeds from sale of property, plant and equipment	999	74	1,483	237
Net cash provided (used) by investing activities	82	(2,492)	(2,621)	(5,188)
Financing activities:
Payment of debt amendment fees	—	—	(149)	—
Proceeds from issuance of common stock under employee stock purchase plan	46	47	144	149
Payments related to tax withholding for stock-based compensation	—	—	(4,223)	(1,235)
Net cash provided (used) by financing activities	46	47	(4,228)	(1,086)
Effect of exchange rate changes on cash	(233)	(38)	(488)	(563)
Net increase in cash and cash equivalents	34,057	28,764	8,380	69,926
Cash, cash equivalents and restricted cash, beginning of period	223,964	181,777	249,641	140,615
Cash, cash equivalents and restricted cash, end of period	$258,021	$210,541	$258,021	$210,541
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$60	$21	$94	$39
Interest	$80	$84	$300	$316

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended March 31, 2026
Total revenues (1)	$111,621	$59,963	$35,125	$—	$206,709
Cost of revenue	(103,849)	(51,801)	(34,238)	332	(189,556)
Gross profit (loss)	7,772	8,162	887	332	17,153
Selling, general and administrative expenses	5,312	2,074	1,503	6,326	15,215
Restructuring costs and other	4	902	94	1,986	2,986
Operating income (loss)	$2,456	$5,186	$(710)	$(7,980)	$(1,048)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.4 million for the three months ended March 31, 2026.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended March 31, 2025
Total revenue (1)	$96,054	$58,676	$45,431	$—	$200,161
Cost of revenue	(92,323)	(53,139)	(41,672)	(177)	(187,311)
Gross profit (loss)	3,731	5,537	3,759	(177)	12,850
Selling, general and administrative expenses	6,344	2,536	2,142	6,704	17,726
Restructuring costs and other	—	124	—	—	124
Operating income (loss)	$(2,613)	$2,877	$1,617	$(6,881)	$(5,000)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $1.1 million for the three months ended March 31, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Nine Months Ended March 31, 2026
Total revenue (1)	$320,932	$209,870	$98,299	$—	$629,101
Cost of revenue	(301,909)	(187,696)	(94,764)	(262)	(584,631)
Gross profit (loss)	19,023	22,174	3,535	(262)	44,470
Selling, general and administrative expenses	16,283	7,293	4,383	18,702	46,661
Restructuring costs and other	1,882	1,576	870	2,208	6,536
Operating income (loss)	$858	$13,305	$(1,718)	$(21,172)	$(8,727)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $3.0 million for the nine months ended March 31, 2026.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Nine Months Ended March 31, 2025
Total revenue (1)	$269,800	$175,664	$107,445	$—	$552,909
Cost of revenue	(254,100)	(165,411)	(101,319)	(524)	(521,354)
Gross profit (loss)	15,700	10,253	6,126	(524)	31,555
Selling, general and administrative expenses	17,480	10,073	5,585	20,454	53,592
Restructuring costs and other	—	124	—	—	124
Operating income (loss)	$(1,780)	$56	$541	$(20,978)	$(22,161)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $2.8 million for the nine months ended March 31, 2025

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended March 31, 2026

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of December 31, 2025	$821,408	$202,777	$102,888	$1,127,073
Project awards	37,535	46,633	24,135	108,303
Revenue recognized	(111,621)	(59,963)	(35,125)	(206,709)
Backlog as of March 31, 2026	$747,322	$189,447	$91,898	$1,028,667
Book-to-Bill Ratio(1)	0.3x	0.8x	0.7x	0.5x
(1)Calculated by dividing project awards by revenue recognized.

Nine Months Ended March 31, 2026

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2025	$770,095	$346,384	$265,629	$1,382,108
Project awards	298,159	97,172	77,288	472,619
Other adjustment(2)	—	(44,239)	(152,720)	(196,959)
Revenue recognized	(320,932)	(209,870)	(98,299)	(629,101)
Backlog as of March 31, 2026	$747,322	$189,447	$91,898	$1,028,667
Book-to-Bill Ratio	0.9x	0.5x	0.8x	0.8x
(1)Calculated by dividing project awards by revenue recognized.
(2)Previous project awards removed from backlog.

Non-GAAP Financial Measures
Adjusted Net Income (Loss)
We have presented Adjusted net income (loss), which we define as Net income (loss) before Restructuring costs and other expenses, and the tax impact of this adjustment, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted net income (loss). Since Adjusted net income (loss) is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net income (loss) as an indicator of operating performance. Adjusted net income (loss), as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net income (loss) excludes certain financial information compared with Net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net income (loss), has certain material limitations as follows:
•It does not include restructuring costs and other expenses. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net income (loss) to Adjusted net income (loss) follows:

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net income (loss), as reported	$835	$(3,434)	$(3,722)	$(18,190)
Restructuring costs and other	2,986	124	6,536	124
Tax impact of adjustments and other net tax items(1)	—	—	—	—
Adjusted net income (loss)	$3,821	$(3,310)	$2,814	$(18,066)

Income (loss) per fully diluted share, as reported	$0.03	$(0.12)	$(0.13)	$(0.66)
Adjusted income (loss) per fully diluted share	$0.13	$(0.12)	$0.10	$(0.65)

(1)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have cash invested in certain investment accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net income (loss)	$835	$(3,434)	$(3,722)	$(18,190)
Interest expense	85	134	330	368
Interest income	(2,190)	(1,518)	(5,535)	(4,668)
Provision for federal, state and foreign income taxes	35	—	267	16
Depreciation and amortization	2,011	2,513	6,704	7,538
Restructuring costs and other(2)	2,686	124	6,236	124
Stock-based compensation(1)	1,413	2,186	5,476	6,754
Adjusted EBITDA	$4,875	$5	$9,756	$(8,058)

(1)Represents only the equity-settled portion of our stock-based compensation expense.
(2)Restructuring costs excludes equity-settled stock-based compensation expense incurred in conjunction with employee terminations.